March 1, 2011

David Goldstein
Willis HRH
Three Copley Place
Suite 300
Boston, MA 02116

Re: Fidelity Fixed Income and Asset Allocation Funds Excess Policy

Dear David,

Enclosed, please find the policy for Fidelity Fixed Income and Asset Allocation Funds. Thank you for choosing XL Insurance. Please call if you have any questions or concerns.

Sincerely,

Brian Jones

rf

THIS IS A CLAIMS MADE POLICY. EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS POLICY ONLY APPLIES TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR

SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. THIS POLICY DOES NOT PROVIDE FOR ANY DUTY BY THE INSURER TO DEFEND ANY INSURED. PLEASE READ AND REVIEW THE POLICY CAREFULLY.

Item 1. Name and Mailing Address of Insured Entity:

Fidelity Fixed Income and Asset Allocation Funds
82 Devonshire Street, F3D
Boston, MA 02109

Item 2.	Policy Period:	From:	July 01, 2010	To:	July 01, 2011
At 12:01 A.M. Standard Time at your Mailing Address Shown Above

Item 3.	Limit of Liability:
$10,000,000
	part of	Aggregate each Policy Period (including Defense Expenses)
$70,000,000

Item 4. Schedule of Underlying Insurance:

(a)	Primary Policy
(b)	Underlying Excess Policy

Insurer

National Union Fire Insurance Company of Pittsburgh, PA Westchester Fire Insurance Company Everest National Insurance Company ICI Mutual Insurance Company Endurance Specialty Insurance Ltd.

St. Paul Mercury Insurance Company Continental Casualty Company Axis Insurance Company Starr Indemnity and Liability Company London / Lloyd’s Syndicates National Casualty Company Twin City Fire Insurance Company Houston Casualty Company

Policy No		Limit of Liability

01-986-29-38		$15,000,000

DOX G21661612 005		$10,000,000
FL5FD00012-101		$10,000,000
87153310	B	$15,000,000
P006738005		$15,000,000
469PB0983		$10,000,000
287042220		$10,000,000
MBN 727586/01/2010		$5,000,000 part of
		$15,000,000
SISIXFL210525310		$10,000,000 part of
		$15,000,000
B080113012	P10	$6,000,000 part of
		$50,000,000
XMO 1000021		$10,000,000 part of
		$50,000,000
FI 0252157-10		$10,000,000 part of
		$50,000,000
24-MG-10-A10267		$8,000,000 part of
		$50,000,000

EX 70 00 11 01

EXCESS POLICY DECLARATIONS

		Chartis Excess Limited 33089946			$6,000,000 part of
$50,000,000
		Federal Insurance			$5,000,000 part of
81906762
		Company			$50,000,000
		Catlin Specialty			$5,000,000 part of
			XSP	-92190-0710
		Insurance Company			$50,000,000

Item 5.	Notices required to be given to the Insurer must be addressed to:

Executive Liability Underwriters
One Constitution Plaza, 16th Floor
Hartford, CT 06103
Toll Free Telephone: 877-953-2636

Item 6.	Premium:

		Taxes, Surcharges or Fees:		$0.00
		Total Policy Premium:		$49,909.00

Item 7.	Policy Forms and Endorsements Attached at Issuance:

	EX 71 01 09 99	EX 82 01 07 07 XL 80 24 03 03		EX 80 107 10 03	EX 80 75 09 02

Countersigned:		By:
		Date		Authorized Representative

THESE DECLARATIONS AND THE POLICY, WITH THE ENDORSEMENTS, ATTACHMENTS, AND THE APPLICATION SHALL

CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE INSURER AND THE INSURED RELATING TO THIS INSURANCE.

In Witness Whereof, the Insurer has caused this Policy to be executed by its authorized officers, but this Policy will not be valid unless countersigned on the Declarations page, if required by law, by a duly authorized representative of the Insurer.

Nicholas M. Brown, Jr.	Theresa M. Morgan
President	Secretary
Greenwich Insurance Company

Nicholas M. Brown, Jr. President	Theresa M. Morgan Secretary

XL	Specialty Insurance Company

EX 70 00 11 01

POLICYHOLDER DISCLOSURE

NOTICE OF TERRORISM

INSURANCE COVERAGE

Coverage for acts of terrorism is already included in your current policy. You are hereby notified that under the Terrorism Risk Insurance Program Reauthorization Extension Act of 2007, the definition of “act of terrorism” has changed. As defined in Section 102(1) of the Act: The term “act of terrorism” means any act that is certified by the Secretary of the Treasury in concurrence with the Secretary of the State, and the Attorney General of the United States—to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of certain air carriers or vessels or the premises of a United States mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion. Under your existing coverage, any losses caused by certified acts of terrorism may be partially reimbursed by the United States under a formula established by federal law. Under this formula, the United States generally reimburses 85% of covered terrorism losses exceeding the statutorily established deductible paid by the insurance company providing the coverage. However, your policy may contain other exclusions that may affect your coverage. The Terrorism Risk Insurance Program Reauthorization Extension Act contains a $100 billion cap that limits U.S. Government reimbursement as well as insurers’ liability for losses resulting from certified acts of terrorism when the amount of such losses exceeds $100 billion in any one calendar year. If the aggregate insured losses for all insurers exceed $100 billion, your coverage may be reduced.

The portion of your annual premium that is attributable to coverage for acts of terrorism is: $ waived. Any premium waiver is only valid for the current Policy Period.

I ACKNOWLEDGE THAT I HAVE BEEN NOTIFIED THAT UNDER THE TERRORISM RISK INSURANCE PROGRAM REAUTHORIZATION EXTENSION ACT OF 2007, ANY LOSSES CAUSED BY CERTIFIED ACTS OF TERRORISM UNDER MY POLICY COVERAGE WILL BE PARTIALLY REIMBURSED BY THE UNITED STATES AND I HAVE BEEN NOTIFIED OF THE AMOUNT OF MY PREMIUM ATTRIBUTABLE TO SUCH COVERAGE.

Name of Insurer: XL Specialty Insurance Company

Policy Number: ELU117552-10

____________________________
Signature of Insured

____________________________
Print Name and Title

____________________________
Date

IN WITNESS

XL SPECIALTY INSURANCE COMPANY

REGULATORY OFFICE

505 EAGLEVIEW BOULEVARD, SUITE 100

DEPARTMENT: REGULATORY
EXTON, PA 19341-0636
PHONE: 800-688-1840

It is hereby agreed and understood that the following In Witness Clause supercedes any and all other In Witness clauses in this policy.

All other provisions remain unchanged.

IN WITNESS WHEREOF, the Insurer has caused this policy to be executed and attested, and, if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Insurer.

Bernard R. Horovitz President	Toni Ann Perkins Secretary

LAD 400 XLS 0710

  2010 X.L. America, Inc. All Rights Reserved. May not be copied without permission.

NOTICE TO POLICYHOLDERS

U.S. TREASURY DEPARTMENT’S OFFICE OF FOREIGN ASSETS CONTROL

(“OFAC”)

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Policyholder Notice provides information concerning possible impact on your insurance coverage due to directives issued by OFAC and possibly the U.S. Department of State. Please read this Policyholder Notice carefully.

OFAC administers and enforces sanctions policy based on Presidential declarations of "national emergency". OFAC has identified and listed numerous

  Foreign agents
  Front organizations
  Terrorists
  Terrorist organizations
  Narcotics traffickers

as Specially Designated Nationals and Blocked Persons. This list can be found on the U.S. Department of the Treasury’s web site - http//www.treas.gov/ofac.

The Secretary of the Treasury also has identified a number of entities in the insurance, petroleum, and petrochemicals industries determined to be owned or controlled by the Iranian government. Business transactions with any of these entities are expressly prohibited. These entities have been added to OFAC’s list of Financial Institutions Determined To Be Owned or Controlled by the Government of Iran. This list can be found on the U.S. Department of the Treasury’s web site -http://www.treas.gov/offices/enforcement/lists/

In accordance with OFAC regulations, or any applicable regulation promulgated by the U.S. Department of State, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance will be immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, neither payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments also apply.

PN CW 05 1010

Includes copyrighted material of Insurance Services Office, Inc., with its permission.

©2010 X.L. America, Inc. All rights reserved. May not be copied without permission.

PRIVACY POLICY

The XL America, Inc. insurance group (“We” or “Our Group”), respects the privacy of all personal information. Thus, the information We collect from our customers, or potential customers, is treated with the highest degree of privacy.

We have developed a Privacy Policy for Our Group that:

1)	ensures the security of your information; and
2)	complies with state and federal privacy laws.

The term “personal information” includes all information we obtain about a customer and maintain in our files. All persons with access to personal information are required to follow this policy.

Our Privacy Promise

Your privacy rights are important to us. Analysis of your private information allows us to provide to you excellent service and products. Your trust in us depends upon the security and integrity of our records. Thus, We promise to:

1)	Follow strict security standards. This will protect any information you share with us, or that we receive about you.
2)	Verify and exchange data regarding your credit and financial status only for the purposes of: underwriting;
	policy	administration; or risk management. We will obtain only reputable references and services.
3)	Collect and use the least amount of information necessary to:
	a.	advise you and deliver excellent service and products; and
	b.	conduct our business.
4)	Train our employees to securely handle private information. We will only permit authorized employees to
	have	access to such information.
5)	Not disclose data about you or your business to any organization outside Our Group or to third party
	providers	unless:
	a.	we disclose to you our intent to do so; or
	b.	we are required to do so by law.
6)	Not disclose medical information unless:
	a.	you give us written consent to do so; or
	b.	We disclose for any exception provided in the law.
7)	Attempt to keep our records complete and exact.
8)	Advise you how and where to access your account (unless prohibited by law).
9)	Advise you how to correct errors or make changes to your account.
10)	Inspect our procedures to ensure your privacy.

Collection and Sources of Information

We collect only the personal information needed to:

1)	determine suitability for a product or service;
2)	manage the product or service; and
3)	advise customers about our products and services.

The information we collect comes from the following sources:

Submission – In the application, you provide: your name; address; phone number; e-mail address; and
other	types of private information.
Quotes – We collect information to determine:
1)	your eligibility for an insurance product; and
2)	your coverage cost.
data we collect will vary with the type of insurance you seek.
Transactions – We maintain records of all transactions with Our Group and our third party providers.
Our	records include:

1)	your coverage choices;
2)	premiums; billing; and payment records,
3)	claims history; and
4)	other data related to your account.
Claims – We maintain records on any claims that are made under your policies. The investigation of a
claim	involves collection of a broad range of information. It also involves many issues, some of which do
not	directly involve you. We will share with you facts that we collect about your claim; unless prohibited
by	law. The process of claim investigation also involves advice; opinions; and comments from many
people.	These may include attorneys and experts. This will help us determine how best to handle your
claim.	To protect the legal and privileged aspects of opinions and advice, we will not disclose this
information	to you.
Credit and Financial Reports – We may receive your credit history. This is to support information you
provided	during the submission and quote processes. This history will help to underwrite your coverage.

Retention and Correction of Personal Information

We retain personal information only as long as required by law; or as required by our business methods. If we become aware that any information may be incorrect, we will make reasonable effort to correct it.

Storage of Personal Information

Safeguards are in place to protect data and paper files containing personal information.

Sharing/Disclosing of Personal Information

We do not share personal information with a third party outside of Our Group for marketing purposes. This is true unless such sharing is permitted by law. Information may be shared with a third party for necessary servicing of the product. It may also be disclosed for other business reasons as permitted by law.

We do not share personal data outside of Our Group for servicing or joint marketing reasons. We will only disclose such data when a contract containing non-disclosure language has been signed by us and the third party.

Unless a consumer consents, we do not disclose “consumer credit report” type information outside of Our Group. “Consumer credit report type information” means such things as: net worth; credit worthiness; hobbies (piloting, boating, etc.); solvency, etc.

We also do not disclose outside of Our Group personal information for use in marketing. We may share information within Our Group regarding our experience and dealings with the customer.

We may disclose private information about a customer as allowed or otherwise required by law. The law allows us to share a customer’s financial data within Our Group for marketing purposes. The law does not allow customers to limit or prevent such disclosures.

We may also disclose personal information about you or your business to:

  your independent agent or broker;
  an independent claim adjuster; investigator; attorney; or expert;
  persons or groups that conduct scientific studies. This includes actuaries and accountants;
  a medical care facility or professional to verify coverage for a covered person;
  an insurance support group;
  another insurer if to prevent fraud;
  another insurer to properly underwrite a risk;
  insurance regulators;
  governmental authorities pursuant to law;
  an authority in response to a valid administrative or judicial order. This includes a warrant or subpoena;
  a party for the following purposes regarding a book of business: sale; transfer; merger; or consolidation. This applies whether the transaction is proposed or complete;

  a professional peer review group. This includes reviewing the service or conduct of medical care facilities or personnel;
  a covered person for providing the status of a transaction; or
  any of the following: a lienholder; mortgagee; assignee; lessor; or other person of record having a legal interest in the policy.

Policy for Personal Information Relating to Nonpublic Personal Health Information

We do not disclose nonpublic personal health information about a customer; unless consent is obtained from that customer. However, such consent shall not be prohibited, limited or sought for certain insurance functions. This includes, but is not limited to:

a.	claims administration;
b.	fraud prevention;
c.	underwriting; policy placement or issuance; loss control or auditing.

Access to Your Information

The following persons will have access to personal information we collect: employees of Our Group and third party service providers. Information will only be collected as is needed in transactions with you.

Violation of the Privacy Policy

Any person violating this Policy will be subject to discipline. This may include termination.

For questions regarding this privacy statement, please contact your broker.

NOTICE TO POLICYHOLDERS

IMPORTANT INFORMATION

(Massachusetts)

In the event of a complaint, please contact us at:

XL Professional
100 Constitution Plaza, 17th Floor
Hartford CT 06103
Phone: 860-246-1863
FAX 860-246-1899

If you have been unable to contact or obtain satisfaction from the Insurer, you may contact the Massachusetts Division of Insurance to obtain information or make a complaint at:

Commonwealth of Massachusetts
Division of Insurance
One South Station, 5th Floor
Boston, MA 02110-2208

NOTICE TO POLICYHOLDERS FRAUD NOTICE

Arkansas

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Colorado

It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claiming with regard to a settlement or award payable for insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

District of Columbia

WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

Florida

Any person who knowingly and with intent to injure, defraud, or deceive any insurance company files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

Hawaii	For your protection, Hawaii law requires you to be informed that presenting a fraudulent claim for payment of a loss or benefit is a crime punishable by fines or imprisonment, or both.

Kentucky

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime.

Louisiana

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Maine

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines, or denial of insurance benefits.

Maryland

Any person who knowingly and willfully presents a false or fraudulent claim for payment of a loss or benefit or who knowingly and willfully presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

PN CW 01 0210	Page 1
© 2009 X.L. America, Inc. All Rights Reserved.
May not be copied without permission.

NOTICE TO POLICYHOLDERS

New Jersey	Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

New Mexico

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to civil fines and criminal penalties.

New York

All Commercial Insurance Forms, Except As Provided for Automobile Insurance: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the stated value of the claim for each such violation.

Automobile Insurance Forms: Any person who knowingly makes or knowingly assists, abets, solicits or conspires with another to make a false report of the theft, destruction, damage or conversion of any motor vehicle to a law enforcement agency, the department of motor vehicles or an insurance company, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the value of the subject motor vehicle or stated claim for each violation.

Fire Insurance: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime. The proposed insured affirms that the foregoing information is true and agrees that these applications shall constitute a part of any policy issued whether attached or not and that any willful concealment or misrepresentation of a material fact or circumstances shall be grounds to rescind the insurance policy.

Ohio

Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

Oklahoma

WARNING: Any person who knowingly, and with intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information is guilty of a felony.

Pennsylvania

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

Automobile Insurance Forms: Any person who knowingly and with intent to injure or defraud any insurer files an application or claim containing any false, incomplete or misleading information shall, upon conviction, be subject to imprisonment for up to seven years and the payment of a fine of up to $15,000.

PN CW 01 0210	Page 2 © 2009 X.L. America, Inc. All Rights Reserved. May not be copied without permission.

NOTICE TO POLICYHOLDERS

Puerto Rico

Any person who knowingly and with the intention to defraud includes false information in an application for insurance or file, assist or abet in the filing of a fraudulent claim to obtain payment of a loss or other benefit, or files more than one claim for the same loss or damage, commits a felony and if found guilty shall be punished for each violation with a fine of no less than five thousands dollars ($5,000), not to exceed ten thousands dollars ($10,000); or imprisoned for a fixed term of three (3) years, or both. If aggravating circumstances exist, the fixed jail term may be increased to a maximum of five (5) years; and if mitigating circumstances are present, the jail term may be reduced to a minimum of two (2) years.

Rhode Island

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefitor knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Tennessee

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

Workers Compensation: It is a crime to knowingly provide false, incomplete or misleading information to any party to a workers compensation transaction for the purpose of committing fraud. Penalties include imprisonment, fines and denial of insurance benefits.

Utah

Workers Compensation: Any person who knowingly presents false or fraudulent underwriting information, files or causes to be filed a false or fraudulent claim for disability compensation or medical benefits, or submits a false or fraudulent report or billing for health care fees or other professional services is guilty of a crime and may be subject to fines and confinement in state prison.

Virginia

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

Washington

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

West Virginia

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

All Other States	Any person who knowingly and willfully presents false information in an application for insurance may be guilty of insurance fraud and subject to fines and confinement in prison.

PN CW 01 0210	Page 3
© 2009 X.L. America, Inc. All Rights Reserved.
May not be copied without permission.

EX 82 01 07 07
Endorsement No.: 1 Named Insured: Fidelity Fixed Income and Asset Allocation Funds Policy No.: ELU117552-10	Effective: July 01, 2010 12:01 A.M. Standard Time Insurer: XL Specialty Insurance Company

CHANGE OF INSURER ADDRESS AND PREAMBLE

ENDORSEMENT

(1)	The Declarations of the Policy are amended as follows:

Notices required to be given to the Insurer must be addressed to:

Notice to Claim Dept:	All other Notices:
XL Professional	XL Professional
One Hundred Constitution Plaza, 18th Floor	One Hundred Constitution Plaza, 17th Floor
Hartford, CT 06103	Hartford, CT 06103
Attn: Claim Dept.	Attn: Underwriting

All references in the policy to other addresses for Notice to the Insurer shall be deemed amended.
(2)	The preamble to this Policy is amended to read in its entirety as follows:
In consideration of the payment of the premium, and in reliance on all statements made and information furnished to the Insurer identified in the Declarations (hereinafter the Insurer) and to the issuer(s) of the Underlying Insurance, and subject to all of the terms, conditions and endorsements of this Policy, the Insurer and the Insured Entity, on its own behalf and on behalf of all persons and entity(s) entitled to coverage hereunder, agree as follows:

All other terms, conditions and limitations of this Policy shall remain unchanged.

EX 82 01 07 07

XL 80 24 03 03
Endorsement No.: 2 Named Insured: Fidelity Fixed Income and Asset Allocation Funds Policy No.: ELU117552-10	Effective: July 01, 2010 12:01 A.M. Standard Time Insurer: XL Specialty Insurance Company

TERRORISM PREMIUM ENDORSEMENT

Please note: The portion of your annual premium set forth in Item 6. of the Declarations that is attributable to coverage for acts of terrorism is: $ waived.

All other terms, conditions and limitations of this Policy shall remain unchanged.

XL 80 24 03 03

EX 80 107 10 03
Endorsement No.: 3 Named Insured: Fidelity Fixed Income and Asset Allocation Funds Policy No.: ELU117552-10	Effective: July 01, 2010 12:01 A.M. Standard Time Insurer: XL Specialty Insurance Company

EXCESS TERRORISM ENDORSEMENT

In consideration of the premium charged, it is understood and agreed that any endorsement of the Underlying Insurance which specifically precludes coverage for an “insured loss” resulting from an “act of terrorism” (as such terms are defined in the Terrorism Risk Insurance Act of 2002) which would otherwise be provided coverage under the Underlying Insurance shall be inapplicable to this Policy (any such endorsement, a “Terrorism Endorsement”). Subject to all other terms, conditions and limitations of the Policy and the Underlying Insurance, other than the Terrorism Endorsement, coverage for acts of terrorism is included in this Policy. In any event, coverage hereunder will attach only after all of the Underlying Insurance has been exhausted by the actual payment of loss by the applicable insurers thereunder, regardless of whether any such Terrorism Endorsement is included in any Underlying Insurance. The Insurer will not be liable under this Policy to any earlier degree than the Insurer would have had this Endorsement not been a part of this Policy.

All other terms, conditions and limitations of this Policy shall remain unchanged.

EX 80 107 10 03

EX 80 75 09 02
Endorsement No.: 4 Named Insured: Fidelity Fixed Income and Asset Allocation Funds Policy No.: ELU117552-10	Effective: July 01, 2010 12:01 A.M. Standard Time Insurer: XL Specialty Insurance Company

EXCESS ENDORSEMENT

In consideration of the premium charged:

(1)	It is understood and agreed that the Limit of Liability for this Policy as set forth in Item 3 of the Declarations is the maximum amount payable, including Defense Expenses, by the Insurer under this Policy. Any provision of the Underlying Insurance indicating any ability or right to any reinstatement of such policy's limit of liability shall be inapplicable to this Policy, including any provision indicating a reinstatement of such policy's limit of liability during any extended discovery or reporting period. The Insurer shall not be liable to the Insureds or any other person or entity claiming through or in the name or right of the Insureds for any loss or other liability based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the application or enforcement of any such provision of the Underlying Insurance.
(2)	It is understood and agreed that the Insurer is under no obligation to renew this Policy upon its expiration. Any provision of the Underlying Insurance indicating any automatic renewal of this Policy shall be inapplicable to this Policy. The Insurer shall not be liable to the Insureds or any other person or entity claiming through or in the name or right of the Insureds for any loss or other liability based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the application or enforcement of any such provision of the Underlying Insurance.

All other terms, conditions and limitations of this Policy shall remain unchanged.

EX 80 75 09 02

EXCESS POLICY COVERAGE FORM
EX 71 01 09 99

EXCESS POLICY COVERAGE FORM

THIS IS A CLAIMS MADE POLICY. EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS POLICY ONLY APPLIES TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. THIS POLICY DOES NOT PROVIDE FOR ANY DUTY BY THE INSURER TO DEFEND ANY INSURED. PLEASE READ AND REVIEW THE POLICY CAREFULLY.

In consideration of the payment of the premium, and in reliance on all statements made and information furnished to Executive Liability Underwriters, the Underwriting Manager for the Insurer identified in the Declarations (hereinafter the Insurer) and to the issuer(s) of the Underlying Insurance, and subject to all of the terms, conditions and endorsements of this Policy, the Insurer and the Insured Entity, on its own behalf and on behalf of all persons and entity(s) entitled to coverage hereunder, agree as follows:

I. INSURING AGREEMENT

The Insurer will provide the Insured with insurance coverage for claims first made against the Insured during the Policy Period excess of the Underlying Insurance stated in ITEM 4 of the Declarations. Coverage hereunder will apply in conformance with the terms, conditions, endorsements and warranties of the Primary Policy together with the terms, conditions, endorsements and warranties of any other Underlying Insurance. The coverage hereunder will attach only after all of the Underlying Insurance has been exhausted by the actual payment of loss by the applicable insurers thereunder and in no event will the coverage under this Policy be broader than the coverage under any

Underlying Insurance.

II.	DEFINITIONS
(A)	“Insured” means, either in the singular or plural, those persons or organizations designated as insureds in the
Underlying Insurance.
(B)	“Policy Period” means the period designated in ITEM 2 of the Declarations, or to any earlier cancellation date.
(C)	“Primary Policy” means the policy designated in ITEM 4 (A) of the Declarations.
(D)	“Underlying Insurance” means all policy(s) designated in ITEM 4 of the Declarations.
III.	DEPLETION OF UNDERLYING LIMITS OF LIABILITY
(A)	This Policy, subject to the terms, conditions, limitations and endorsements of this Policy and the Underlying Insurance, will continue to apply to loss as excess insurance remaining under such Underlying Insurance, in the event of the reduction or exhaustion of the limits of liability of the Underlying Insurance solely as the result of the actual payment of loss by the applicable insurer thereunder.
(B)	This Policy, subject to the terms, conditions, limitations and endorsements of this Policy and the Underlying Insurance, will continue for subsequent claims or loss as primary insurance in the event of the exhaustion of all of the limits of liability of such Underlying Insurance solely as the result of the actual payment of loss by the applicable insurer thereunder.
(C)	Any risk of uncollectibility with respect to the Underlying Insurance will be expressly retained by the Insured and will not be assumed by the Insurer.

EX 71 01 09 99

EXCESS POLICY COVERAGE FORM
EX 71 01 09 99

This Policy, subject to all its terms, conditions and endorsements, will not drop down for any reason including, but not limited to uncollectibility (in whole or in part) whether because of financial impairment or insolvency of the Underlying Insurance or for any other reason except for the actual payment of loss by the applicable Insurer thereunder.

IV.	MAINTENANCE OF UNDERLYING INSURANCE
(A)	The limit(s) of liability of the Underlying Insurance designated in ITEM 4 of the Declarations shall be maintained during the Policy Period in full effect except for any reduction or exhaustion of the aggregate limits of liability available under the Underlying Insurance solely by reason of actual payment of loss thereunder.
Failure to comply with the foregoing will not invalidate this Policy but the Insurer will not be liable to a greater extent than if this condition had been complied with. If for any reason the Underlying Insurance is not maintained, then the Insured will be deemed to be self-insured for that amount of the limit(s) of liability of such
Underlying Insurance.
(B)	In the event of a change of any kind to any Underlying Insurance by endorsement, rewrite or otherwise, the coverage under this Policy will become subject to such change only if and to the extent that the Insurer consents to such change by written endorsement to this Policy.
(C)	The Insurer will not be liable under this Policy earlier or to any greater extent than it would have been as a result of the actual or alleged failure by the Insureds to give notice or to exercise any extensions under any Underlying Insurance, or misrepresentation or breach of warranty with respect to any Underlying Insurance.
V.	CLAIM PARTICIPATION

The Insurer may, at its sole discretion, elect to participate in the investigation, settlement and/or defense of any claim against the Insured even if the Underlying Insurance has not been exhausted and the Insured will provide such information and cooperation as is reasonably requested.

VI. LIMIT OF LIABILITY

The amount stated in ITEM 3 of the Declarations is the limit of liability of the Insurer and shall be the maximum amount payable, including Defense Expenses, by the Insurer under this Policy. Defense Expenses are part of and not in addition to the limit of liability and the payment of such will reduce the limit of liability.

VII. NOTICE

The Insured will, as a condition precedent to the coverage available under this Policy, give written notice as soon as practicable to the Insurer of:

(A)	any claim under any Underlying Insurance, or any situation that is required to be reported under any
Underlying Insurance that could give rise to a claim under any Underlying Insurance;
(B)	the cancellation of any Underlying Insurance;
(C)	any change to the Underlying Insurance by rewrite, endorsement or otherwise; or
(D)	any additional or return premiums charged or allowed in connection with any Underlying Insurance.

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EXCESS POLICY COVERAGE FORM
EX 71 01 09 99

The Insured Entity will be the sole agent for and will act on behalf, of the Insured with respect to all matters under this Policy, including but not limited to giving and receiving notices and other communications, effecting or accepting any endorsements to or notice of cancellation of this Policy, paying premium and receipt of any return premiums.

Notice given to any underlying insurer of any claim or any situation that could give rise to a claim under any Underlying Insurance scheduled in ITEM 4 of the Declarations will not be deemed notice to the Insurer. Notice of any claim or situation that could give rise to a claim must be sent by certified mail or the equivalent to the address set forth in ITEM 5 of the Declarations; Attention: Claim Department.

VIII.	POLICY TERMINATION
(A)	The Insured Entity may cancel this Policy by mailing to the Insurer written notice when such cancellation shall be effective, provided the date of cancellation is not later than the Expiration Date set forth in ITEM 2 of the Declarations.
(B)	The Insurer will refund the unearned premium computed at the customary short rate if the Policy is canceled by the Insured Entity. Under all other circumstances, any unearned premium will be computed pro rata.
(C)	This Policy will terminate immediately upon the termination of any of the policies scheduled in ITEM 4 of the Declarations, whether canceled by the Insured Entity or the applicable insurer. Notice of cancellation or non- renewal of any such policies duly given by any of the applicable insurers shall serve as notice of the cancellation or non-renewal of this Policy by the Insurer.
IX.	ALTERATION

No change in or modification of this Policy shall be effective unless made by endorsement signed by an authorized employee of the Insurer.

EX 71 01 09 99